EXHIBIT 99.1

PRIME MERIDIAN HOLDING COMPANY REPORTS

FIRST QUARTER RESULTS

TALLAHASSEE, FL., APRIL 24, 2014 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (the “Company”), the parent bank holding company for Prime Meridian Bank (the “Bank”), today announced financial results for the quarter ended March 31, 2014. The Company reported net income of $256,000, or $0.17 per basic and diluted share. This compares to net income of $294,000, or $0.20 per basic and diluted share, for the quarter ended March 31, 2013.

Overview

•	When comparing the first quarter of 2014 to the first quarter of 2013, the $38,000 decrease in net earnings was driven primarily by a $229,000 gain on sale of loans that was realized in the first quarter of 2013, compared to a $28,000 gain on sale of loans recorded in the first quarter of 2014. The decrease in gain on sale of loans was partially offset, however, by a 20.6%, or $280,000, increase in loan interest income and an 11.8%, or $23,000, decrease in total interest expense when comparing the first quarter of 2014 to the same period a year ago.

•	Total assets of the Company were $214.5 million as of March 31, 2014, up from $206.5 million as of December 31, 2013.

•	For the quarter ended March 31, 2014, the annualized Return on Average Assets was 0.48% and the annualized Return on Average Equity was 6.22% compared to 0.67% and 7.26%, respectively, for the quarter ended March 31, 2013.

Net Interest Income

Net interest income was $1.7 million for the quarter ended March 31, 2014, compared to $1.4 million for the quarter ended March 31, 2013, a 23.3% increase quarter over quarter due to a 20.6%, or $280,000, increase in loan interest income and an 11.8%, or $23,000, decrease in total interest expense. The increase in loan interest income was driven by higher loan balances as total net loans increased to $126.1 million at March 31, 2014, compared to $121.4 million at December 31, 2013 and $106.3 million at March 31, 2013. The net interest margin was 3.36% for the quarter ended March 31, 2014, down slightly from 3.39% for the same period in 2013, as a 16 basis point decrease in the average yield on total interest-earning assets was only partially offset by an 12 basis point decrease in the average rate paid on total interest-bearing liabilities.

Noninterest Income

For the three months ended March 31, 2014, noninterest income decreased to $129,000 from $355,000 for the same period in 2013. The $226,000 decrease was primarily due to a $229,000 gain on sale of loans that was recorded during the three months ended March 31, 2013, compared to a $28,000 gain on sale of loans that was recorded during the same period in 2014 and a $64,000 decrease in mortgage origination fees for the three months ended March 31, 2014 compared to the same period a year ago. The decrease in noninterest income was partially offset, however, by a $21,000 increase in service charges and fees.

Noninterest Expense

Noninterest expense increased $319,000 from $1.1 million for the three months ended March 31, 2013, to $1.4 million for the same period in 2014. The increase was primarily due to a 34.9%, or $210,000, increase in salaries and employee benefits. During the three months ended March 31, 2014, the Bank also incurred higher professional fees and higher printing costs related to the filing of its first Form 10-K and a 14.7%, or $10,000, increase in advertising expenses. In addition, other noninterest expenses increased 37.5%, or $72,000, during this period, primarily driven by increases in spending for business development, new technology and software, and computer maintenance. These increases were partially offset by a 7.4%, or $15,000, decrease in occupancy and equipment costs. Full-time equivalent employees increased from thirty-eight at December 31, 2013, to forty-one at March 31, 2014, as the Bank continues to position itself for future expansion.

Loan Portfolio

The composition of our loan portfolio consisted of the following at March 31, 2014 and December 31, 2013 (dollars in thousands):

	March 31, 2014		December 31, 2013
	Amount	% of Total	Amount	% of Total
Commercial real estate	$45,831	35.8%	$44,796	36.4%
Residential real estate and home equity	42,023	32.8%	38,721	31.4%
Construction	11,966	9.4%	12,933	10.5%
Commercial	26,188	20.5%	24,651	20.0%
Consumer	1,960	1.5%	2,072	1.7%

Total Loans	$127,968	100.00%	$123,173	100.00%

Deferred loan costs, net	(56)		(69)
Less: Allowance for loan and lease losses	(1,775)		(1,734)

Loans receivable, net	$126,137		$121,370

Loans totaling $253,000 were deemed to be impaired under the Bank’s policy at March 31, 2014, while loans totaling $382,000 were deemed to be impaired under the Bank’s policy at December 31, 2013. At March 31, 2014 and December 31, 2013, we had no accruing loans that were contractually past due 90 days or more as to principal and interest and no other real estate owned (“OREO”). We believe the quality of our loan portfolio can be attributed to our prudent underwriting standards, experienced loan officers, diligent monitoring of our loan portfolio, and close client relationships.

The provision for loan losses for the quarters ended March 31, 2014 and 2013, was $29,000 and $184,000, respectively. Management believes that the allowance for loan and lease losses (“ALLL”), which was $1.8 million, or 1.38% of gross loans, at March 31, 2014 is adequate.

Financial Condition

Condensed Consolidated Balance Sheet

As of March 31, 2014

Dollars in Thousands

ASSETS		LIABILITIES AND STOCKHOLDERS’ EQUITY
Cash & Investments	$81,525	Deposits	$187,472
Net Loans	126,137	Other Liabilities	7,871

Premises & Equipment	3,750	Total Liabilities	195,343
Other Assets	3,109

		Stockholders’ Equity	19,178

Total Assets	$214,521	Total Liabilities & Stockholders’ Equity	$214,521

As of March 31, 2014, the Company has grown to $214.5 million in total assets, $187.5 million in deposits, and $126.1 million in portfolio net loans. This compares to $206.5 million in total assets, $183.2 million in deposits, and $121.4 million in portfolio net loans as of December 31, 2013.

Equity capital was $19.2 million as of March 31, 2014, compared to $16.4 million as of December 31, 2013. Book value per share was $11.34 as of March 31, 2014, with 1,534,868 weighted-average shares outstanding. The Bank’s Tier 1 Leverage Capital Ratio was 8.68% as of March 31, 2014, compared to 8.41% as of December 31, 2013. As of March 31, 2014, the Bank was considered to be “well capitalized” with a 13.67% Tier 1 Risk-Based Capital Ratio and a 14.92% Total Risk-Based Capital Ratio, well above the current capital minimum ratios to be considered “well capitalized.”

We attribute our continued organic growth to a combination of factors including our relationship banking model, our proactive marketing efforts in the community, and our operational excellence.

About Prime Meridian Holding Company

Prime Meridian Holding Company headquartered in Tallahassee, Florida offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state chartered non-member bank. The Bank, founded in 2008, serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida, South Georgia, and South Alabama markets. The Bank has two office locations, both in Tallahassee, forty-one full time equivalent employees as of March 31, 2014. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates, and expectations. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy, and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Registration Statement on Form S-1, dated December 11, 2013, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)
Assets
Cash & Equivalents	37,664	34,166
Investments AFS	43,861	44,071
Loans, net	126,137	121,370
Office Prop & Equip	3,750	3,757
Accrued Interest Receivable	535	516
FHLB Stock	186	204
Deferred Tax Asset	343	426
Bank Owned Life Insurance	1,575	1,562
Other Assets	215	183
Prepaid Offering Costs	255	218

Total Assets	214,521	206,473

Liabilities
Noninterest-bearing deposits	59,057	59,011
Savings, NOW and MM accts.	114,120	109,760
Time Deposits	14,295	14,594
Other Borrowings	5,733	5,719
Official checks	1,735	636
Other Liabilities	403	392
Deferred Tax Liabilities	—	—

Total Liabilities	195,343	190,112

Stockholders’ Equity	19,178	16,361

Total Liabilities and Equity	214,521	206,473

Prime Meridian Holding Company and Subsidiary

Consolidated Statements of Income

(Dollars in thousands)

	For the Quarters Ended		For the Years Ended
	March 31,		December 31,
	2014	2013	2013	2012
	(Unaudited)
Loan Interest Income	$1,642	$1,362	$6,077	$4,831
Investment Interest Income	220	211	838	864
Other Interest Income	25	13	55	45

Total Interest Income	1,887	1,586	6,970	5,740

Interest Expense - Deposits	158	181	646	747
Interest Expense - Borrowings	14	14	58	61

Total Interest Expense	172	195	704	808

Net Interest Income	1,715	1,391	6,266	4,932
Provision for Loan Losses	29	184	513	473

Net Interest Income After Provision for Loan Losses	1,686	1,207	5,753	4,459

Service charges & fees on deposits	41	27	104	103
Gain on sale of loans	28	229	250	—
Gain on sale of securities	—	—	14	881
Income from BOLI	13	14	64	—
Other income	47	85	427	266

Total Non-Interest Income	129	355	859	1,250

Salaries / Employee Benefits	812	602	2,650	2,082
Occupancy and equipment	188	203	897	856
Professional fees	86	44	128	137
Data processing	—	—	—	47
Advertising	78	68	170	160
Other expenses	264	192	1,016	820

Total Non-Interest Expense	1,428	1,109	4,861	4,102

Earnings Before Income Tax	387	453	1,751	1,607
Income Tax Expense	131	159	602	589

Net (Income) Loss	256	294	1,149	1,018

Prime Meridian Holding Company and Subsidiary

Financial Highlights

(Dollars in Thousands except per share data)

	For the Quarters Ended
	March 31,
	2014	2013
	(Unaudited)
Per Share Data:
Earnings per share - Basic	$0.17	$0.20
Earnings per share - Diluted	$0.17	$0.20
Book value per share	$11.34	$10.88
Weighted average shares outstanding	1,534,868	1,496,621

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.48%	0.67%
Return on average equity(1)	6.22%	7.26%
Average Yield on earning assets	3.70%	3.86%
Cost of funds(2)	0.35%	0.50%
Net interest margin	3.36%	3.39%
Efficiency ratio(3)	77.44%	63.52%
Net charge-offs (recoveries) to average loans	(0.04%)	(0.03%)
Stockholders’ equity to total assets	8.94%	9.06%
Tier 1 leverage capital ratio	8.68%	8.97%
Tier 1 risk-based capital ratio	13.67%	13.68%
Total risk-based capital ratio	14.92%	14.93%
Nonaccrual loans	$—	$—
Loans past due 90 days and accruing interest	$—	$—
Total nonperforming assets	$—	$—

[1]	ROAA and ROAE are annualized for the three months ended March 31, 2014 and March 31, 2013.
[2]	Cost of Funds – This ratio reflects the average cost of both non-interest bearing and interest bearing funds consisting of both deposit accounts and other interest bearing liabilities such as FHLB advances, federal funds purchased or other sources of funds.
[3]	Efficiency Ratio – The Efficiency Ratio indicates the percentage of each dollar of revenue spent to support the entity. It indicates how efficiently a bank is spending the revenues generated. It is computed by dividing Non-Interest Expense by Total revenues (Non-Interest Expense/(Net Interest Income + Other Income). Items not included in this calculation are provision for loan losses, non-recurring items and income taxes.

CONTACT:	Kathy Jones, Chief Financial Officer
(850) 907-2301
Prime Meridian Holding Company
Website: www.primemeridianbank.com